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Exhibit (a)(1)(I)

LETTER TO PARTICIPANTS IN THE
SIRIUS INTERNATIONAL HOLDING COMPANY, INC. 401(K) SAVINGS AND
INVESTMENT PLAN

February 24, 2012

Dear Plan Participant:

       White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the "Company"), is offering to purchase up to 1,000,000 of its Common Shares, par value $1.00 per share (the "Shares"), at a purchase price of $500 per Share (the "Purchase Price"), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"), including the proration provisions described therein. Because of the proration and "odd lot" priority provisions described in this Offer to Purchase, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if more than the number of Shares the Company seeks are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company's expense promptly after the expiration of the Offer.

       A copy of the Offer to Purchase and the 401(k) Plan Participant Q&A is enclosed with this letter. You are urged to examine the 401(k) Plan Participant Q&A and the Offer carefully.

       As a participant in the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the "Plan"), you have the right to instruct Merrill Lynch Trust Company, an operating unit of Bank of America N.A., the Trustee of the Plan (the "Trustee"), as to whether to tender any Shares allocated to your Plan account ("Plan Shares"). If, after reading the enclosed materials, you want to tender your Plan Shares, you must follow the instructions contained in this letter and CALL "PLAN PARTICIPANT SERVICES" AT (800) 229-9040.

       IF YOU HOLD SHARES OUTSIDE OF THE PLAN AND ATTEMPT TO INSTRUCT THE TRUSTEE THROUGH THE USE OF MAIL, EXPRESS OR OVERNIGHT DELIVERY OR FACSIMILE, YOUR ATTEMPT TO INSTRUCT THE TRUSTEE TO TENDER THE SHARES HELD OUTSIDE OF THE PLAN WILL RESULT IN YOUR SHARES NOT BEING VALIDLY TENDERED.

       NONE OF THE TRUSTEE, THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, COMPUTERSHARE TRUST COMPANY, N.A., WHICH IS ACTING AS THE DEPOSITARY (IN SUCH CAPACITY THE "DEPOSITARY") OR D.F. KING & CO., INC., WHICH IS ACTING AS THE INFORMATION AGENT (THE "INFORMATION AGENT"), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PLAN SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR PLAN SHARES AND, IF SO, HOW MANY PLAN SHARES TO TENDER.

       If you elect to tender Plan Shares and such Plan Shares are accepted in the Offer, any proceeds received in respect of such Plan Shares will remain in the Plan and will be invested in the Wells Fargo Stable Value Trust portfolio. You may elect to redirect the proceeds to any other investment fund under the Plan that is open for new investments at any time once the proceeds have been allocated to your account under the Plan.

       YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED TO DO SO.

       IF YOU DO NOT RESPOND TO THE TRUSTEE BY CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR PLAN SHARES UNDER THE OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR PLAN ACCOUNT.

       If you are also a direct shareholder of the Company, you will receive under separate cover another copy (or copies) of the Offer documents which can be used to tender your directly held Shares if you choose to do so. Instructions with respect to tendering your directly held Shares will be set forth in those materials. Those Offer documents may not be used to direct the Trustee to tender or not to tender the Plan Shares allocable to your individual account under the Plan.

       The Trustee has the sole authority under the Plan to tender Plan Shares as described herein. However, under the terms of the Plan, each participant or beneficiary, including you, is designated a "named fiduciary" for purposes of making a decision as to whether to instruct the Trustee to offer the Plan Shares allocated to your account under the Plan for sale in accordance with the terms of the Offer. Because you are designated a "named fiduciary" for tender offer purposes under the Plan, the Trustee is required to follow your validly delivered instructions, provided they are in accordance with the terms of the Plan and are not inconsistent with the Trustee's responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Fiduciaries under ERISA (including persons designated "named fiduciaries") are required to act prudently, solely in the interests of the Plan participants and beneficiaries, and for the exclusive purpose of providing benefits to Plan participants and beneficiaries. As a "named fiduciary" you are entitled to instruct the Trustee whether to tender all or a portion of the Plan Shares allocated to your account in the Plan as of the expiration date of the Offer. Unless required by law, the Trustee may not and will not exercise its own discretion as to whether to tender Plan Shares for which no instructions are received.

       Please note that the Plan is prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Company's common stock. If the closing price of the Company's common stock on the date the Offer expires is greater than the price available in the Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.

       If valid instructions to tender Plan Shares are not received by 3:00 p.m., New York City time, on March 16, 2012, the Plan Shares allocated to your Plan account will not be tendered unless the Company extends the Offer, in which case your instructions must be received by 3:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date. PLEASE NOTE THAT YOUR INSTRUCTIONS AS TO WHETHER OR NOT TO TENDER WILL BE KEPT CONFIDENTIAL FROM THE COMPANY.

       YOU MAY ALSO REQUEST THAT THE TRUSTEE WITHDRAW ANY TENDER INSTRUCTION YOU HAVE PREVIOUSLY SUBMITTED, AS LONG AS YOU DO SO PRIOR TO 3:00 P.M., NEW YORK CITY TIME, ON MARCH 16, 2012, BY DELIVERING THE NOTICE OF WITHDRAWAL TO THE TRUSTEE. THE NOTICE OF WITHDRAWAL CANNOT BE SENT BY FACSIMILE. ANY NOTICE OF WITHDRAWAL THAT IS SENT BY FACSIMILE TO THE TRUSTEE WILL NOT BE CONSIDERED VALID. YOU MUST PROVIDE NOTICE OF WITHDRAWAL BY CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040. IF THE OFFER IS EXTENDED AND YOU WISH TO WITHDRAW YOUR PREVIOUSLY SUBMITTED TENDER INSTRUCTION, THEN YOU MUST ENSURE THAT THE TRUSTEE RECEIVES YOUR NOTICE OF WITHDRAWAL BY 3:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS FOUR (4) BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE. THE NOTICE OF WITHDRAWAL MUST BE PROVIDED TO THE TRUSTEE BY CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040. THE PLAN PARTICIPANT MUST SPECIFY THE NAME OF THE PARTICIPANT OR BENEFICIARY WHO HAS MADE THE INSTRUCTION THAT IS BEING WITHDRAWN AND THE PARTICIPANT'S OR BENEFICIARY'S SOCIAL SECURITY NUMBER.

       If you wish to withdraw any tender instructions for Plan Shares, you must withdraw the tender instructions for all Plan Shares that have been submitted into the Offer. You may instruct the Trustee to re-tender any or all of these Plan Shares into the Offer by CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040.

       If you choose to instruct the Trustee to tender your Plan Shares, certain transactions involving the Plan, including all withdrawals, distributions and transfers, will be prohibited until the earlier of such time as: (i) you revoke your tender instructions BY CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040, (ii) the Offer is terminated and all Plan Shares are returned to the Trustee or (iii) the Offer is consummated and the Plan Shares are purchased by the Company. These restrictions on transactions will apply only to Plan Shares tendered into the Offer and will not apply to any Plan Shares not tendered into the Offer. In the event that the Offer is extended, the restrictions on transactions involving the Plan will continue until the consummation or expiration of the Offer, as extended. You can call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at (800) 967-4607 or, collect, at (212) 269-5550 to obtain updated information on expiration dates, deadlines and Plan restrictions.

       For any Plan Shares that are tendered and purchased by the Company, the Company will pay cash to the Plan. Individual participants in the Plan will not, however, receive any cash tender proceeds directly. All such proceeds will remain in the Plan and may be withdrawn only in accordance with the terms of the Plan.

       If you have any questions about the Offer, you should contact D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at (800) 967-4607 or, collect, at (212) 269-5550.

Additionally, all tender offer materials are available online at www.sec.gov. If you have questions about your Plan account or questions about how to provide tender instructions to Merrill Lynch Trust Company, an operating unit of Bank of America N.A., at (800) 229-9040.

Merrill Lynch Trust Company

QUESTIONS AND ANSWERS WITH RESPECT TO
TENDER RIGHTS OF PARTICIPANTS IN
THE SIRIUS INTERNATIONAL HOLDING COMPANY, INC. 401(K) SAVINGS AND INVESTMENT PLAN

DESCRIPTION OF THE OFFER

1.    What is the Offer?

       White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the "Company"), is offering to purchase up to 1,000,000 of its Common Shares, par value $1.00 per share (the "Shares"), at a Purchase Price of $500 per Share (the "Purchase Price"), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"), including the proration provisions described therein. Because of the proration and "odd lot" priority provisions described in this Offer to Purchase, fewer than all of the Shares tendered may be purchased if more than the number of Shares the Company seeks are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company's expense promptly after the expiration of the Offer.

       Participants in the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (the "Plan") who have equivalent Shares allocated to their Plan accounts (such Shares are referred to in this Q&A as "Plan Shares") may instruct Merrill Lynch Trust Company, an operating unit of Bank of America N.A. (the "Trustee") to tender these Plan Shares by CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040.

       YOU SHOULD CALL "PLAN PARTICIPANT SERVICES" AT (800) 229-9040 NO LATER THAN 3:00 P.M., NEW YORK CITY TIME, ON MARCH 16, 2012, OR, IF THE OFFER IS EXTENDED, BY 3:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS FOUR (4) BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE.

       In the event that more than 1,000,000 Shares are tendered in the Offer, the Company may exercise its right to increase the number of Shares sought in the Offer by an amount not exceeding 2% of our outstanding Shares without extending the expiration date. The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares, subject to applicable law.

       If more than 1,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase Shares in the following order of priority:

•
First, the Company will purchase all "odd lots" of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the expiration date; and

•
Second, after purchasing all the "odd lots" that were properly tendered, the Company will purchase Shares from all other holders who properly tender Shares and who do not properly withdraw them before the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the number of Shares that we have offered to purchase.

       Therefore, the Company may not purchase all the Shares that you tender.

       THE TERMS AND CONDITIONS OF THE OFFER ARE FULLY DESCRIBED IN THE ENCLOSED OFFER TO PURCHASE. PLEASE READ THE OFFER TO PURCHASE CAREFULLY.

2.    What are my rights under the Offer?

       The Plan records indicate that Plan Shares are allocated to your account. You may tender some or all of these Shares. Because the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), requires that all Plan assets in most circumstances be held in trust, all of these Plan Shares are registered in the name of Merrill Lynch Trust Company, an operating unit of Bank of America N.A. Consequently, the Trustee will actually tender your Plan Shares by aggregating all Plan participant instructions and completing the required letter of transmittal for all Plan participants, but only in accordance with your instructions as well as those of the other Plan participants.

       YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED TO DO SO. IF YOU DO NOT BY CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO TENDER ANY OF YOUR PLAN SHARES UNDER THE OFFER, AND YOUR PLAN SHARES WILL REMAIN IN YOUR PLAN ACCOUNT.

       Plan Shares will not qualify for the "odd lot" preference described above and may not be conditionally tendered. See Section 1 of the Offer to Purchase for a description of the "odd lot" preference.

3.    Which documents did I receive in the Offer materials and what is the purpose of each document?

       The following materials are enclosed in this mailing:

  (a)
  Letter from the Trustee. This letter gives you details for participating in the Offer with respect to the Plan Shares in your Plan account.

  (b)
  Offer to Purchase dated February 24, 2012. This document describes all of the terms and conditions of the Offer. Please read this document carefully.

4.    How do I direct the Plan Trustee?

       You can instruct the Trustee to Tender your Plan Shares by CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040 before 3:00 P.M., New York City time, on March 16, 2012. Do not deliver your instructions to your human resources department or to your benefits administrator.

       The Trustee must receive your call before 3:00 P.M., New York City time, on March 16, 2012 (unless the Offer is extended, in which case such call must be received by no later than 3:00 P.M., New York City Time, on the date that is four (4) business days before the new expiration date).

       If you do not wish to tender any Plan Shares, take no action.

5.    Must I provide directions to the Trustee?

       You must respond to the Trustee only if you wish the Trustee to tender any of your Plan Shares. If you do not wish to tender any of your Plan Shares, do nothing. If you do nothing, you will be deemed to have instructed the Trustee not to tender any of the Plan Shares held for your benefit. A failure to respond to this tender offer will be deemed as an instruction not to tender your Plan Shares.

6.    How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the Plan?

       You may tender a whole percentage (up to 100%) of the Plan Shares allocated to your Plan account as of the expiration date of the Offer, currently scheduled to occur on March 22, 2012 (unless it is extended). The approximate number of Plan Shares held in your Plan account is calculated by dividing the value of your Plan account allocated to the Company Stock Account under the Plan by the New York Stock Exchange closing price of the Company's common shares on a particular day. You may obtain information about the number of Plan Shares allocated to your Plan account by contacting the Trustee at (800) 229-9040 for assistance.

7.    Why must I direct the tender of Plan Shares allocated to my Plan account by whole percentage, rather than designating a set number of Plan Shares?

       A whole percentage designation allows the Trustee to take into account transactions involving Plan Shares that might be effected after you instruct the Trustee as to your election, such as additional contributions to investment funds under the Plan that are open for new investments, exchanges or distributions of Plan Shares. The percentage designation allows the Trustee to tender your Plan Shares based on the actual number of Shares in your Plan account as of the date of such tender.

8.    What if I have Shares in my Plan account and hold Shares outside of the Plan?

       If you have Shares in the Plan and also own other Shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the Plan, you will receive two or more sets of Offer materials. You should be careful to follow the different instructions that apply to tendering each kind of Shares.

9.    Who will know whether I tendered my Plan Shares?

       Your directions to the Trustee will be kept confidential. No employee, officer or director of the Company will learn of your instruction unless such disclosure is required by law.

10.  Can I change my mind and direct the Trustee to withdraw Plan Shares that I previously directed the Trustee to tender?

       Yes, but only if you perform all of the following steps:

  (a)
  You must request that the Trustee withdraw any tender instruction you have previously submitted, as long as you do so prior to 3:00 p.m., New York City time, on March 16, 2012, by delivering notice of withdrawal to the Trustee;

  (b)
  The Plan Participant must specify the name of the participant or beneficiary who has made the instruction that is being withdrawn and the participant's or beneficiary's social security number; and

  (c)
  If the Offer is extended and you wish to withdraw your previously submitted tender instruction, then you must ensure that the Trustee receives your Notice of Withdrawal or other withdrawal notice by 3:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date. The notice of withdrawal must be provided to the Trustee by CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040.

       If you wish to withdraw any tender instructions for Plan Shares with respect to the Offer, you must withdraw the tender instructions for all Plan Shares that have been submitted into the Offer. You may instruct the Trustee to re-tender any or all of these Plan Shares into the Offer by CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040.

11.  Can I direct the Trustee to re-tender my Plan Shares?

       Yes. If, after directing the Trustee to withdraw your previously tendered Plan Shares, you wish to direct the Trustee to re-tender your Plan Shares (or any portion thereof), you must either submit your new tender instructions to the Trustee by 3:00 p.m., New York City time, on March 16, 2012 by CALLING "PLAN PARTICIPANT SERVICES" AT (800) 229-9040 (unless the Offer is extended, in which case the deadline for receipt of your call will be extended until 3:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date). You may request additional copies of the tender offer documents by calling D.F. King & Co., Inc., the Information Agent for the Offer, toll free, at (800) 967-4607 or, collect, at (212) 269-5550 or by calling the Trustee at (800) 229-9040.

12.  Will the Company purchase all Plan Shares that I direct the Trustee to tender?

       The answer to this question depends on the total number of Shares validly tendered (and not validly withdrawn) by all tendering shareholders. If more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase, subject to applicable law) are properly tendered, then the Company will purchase your Plan Shares subject to the proration provisions of the Offer. See Q&A #1 for a description of how the proration process works.

       PLEASE NOTE THAT THE PLAN IS PROHIBITED BY LAW FROM SELLING PLAN SHARES TO THE COMPANY FOR A PRICE THAT IS LESS THAN THE PREVAILING MARKET PRICE OF THE COMPANY'S SHARES. IF THE CLOSING PRICE OF THE COMPANY'S SHARES ON THE DATE THE OFFER EXPIRES IS GREATER THAN THE PRICE AVAILABLE IN THE OFFER, NONE OF THE PLAN SHARES WILL BE TENDERED AND YOUR TENDER WILL BE DEEMED TO HAVE BEEN WITHDRAWN.

       Plan Shares held in your Plan account that are tendered but not purchased by the Company will remain in your Plan account as if nothing had happened, subject to the rules and provisions governing the Plan.

13.  What if I have questions about the Offer relating to the Plan?

       If you have any questions about the Offer, please contact D.F. King & Co., the Information Agent for the Offer, at (800) 967-4607 (toll free) or, collect at (212) 269-5550. Additionally, all tender offer materials are available online at www.sec.gov. If you have questions about your Plan account or questions about how to provide tender instructions to the Trustee, please contact the Trustee at (800) 229-9040.

14.  How will I know if the Company has purchased my Plan Shares?

       The purchase will be reflected in your Plan account as a transfer of the tendered Plan Shares, with the tender proceeds going into the Wells Fargo Stable Value Trust portfolio. The tender proceeds will not be in your account until six (6) to ten (10) business days after the Offer expires. You will receive a confirmation statement in the mail five (5) to seven (7) business days after this exchange takes place in your Plan account.

OPERATION OF THE PLAN DURING THE OFFER

15.  What happens to contributions to my Plan account that are made after March 16, 2012?

       Contributions made to your Plan account after March 16, 2012 will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution, including any direction to invest such contributions in Plan Shares. Contributions will continue to be allocated during the Offer, and all of the Plan Shares in your Plan account on March 22, 2012 at 3:00 p.m., New York City time, will be subject to the Offer, unless the Offer is extended, in which case only the Plan Shares in your Plan account at 3:00 p.m., New York City time, on the date that is four (4) business days before the new expiration date will be subject to the Offer.

16.  How will my Plan account be affected by the Offer?

       You will be temporarily unable to conduct certain Plan transactions involving Plan Shares in your Plan account that you have instructed the Trustee to tender in the Offer.

17.  What happens if I request a distribution, withdrawal or transfer following the announcement of the Offer, but before I instruct the Trustee to tender my Plan Shares?

       Distributions and withdrawals from the Plan and transfers into or out of your Plan account will be processed in accordance with normal procedures except for Plan Shares that you have instructed the Trustee to tender into the Offer.

18.  Will I be taxed on any proceeds received in 2012 from the Shares that I tender from my Plan account?

       No. Because tender proceeds received from Plan Shares will be received by and held in your Plan, they will not be subject to current income taxes.

REINVESTMENT OF OFFER PROCEEDS

19.  How will the Plan invest the proceeds received from the Plan Shares that are tendered?

       If you have directed the Trustee to tender any Plan Shares held by the Trustee for your benefit, the tender proceeds will be transferred to the Wells Fargo Stable Value Trust portfolio approximately six (6) to ten (10) business days after the Offer expires and the Shares are accepted for payment. Once the proceeds are in your account, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within the Plan.

Merrill Lynch Wealth Management makes available products and services offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and other subsidiaries of Bank of America Corporation.

Trust and fiduciary services are provided by Merrill Lynch Trust Company division of Bank of America, N.A., Member FDIC.

Bank of America, N.A. and MLPF&S, a registered broker-dealer and Member SIPC, are wholly owned subsidiaries of Bank of America Corporation.

Investment products:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

MLPF&S, Bank of America, N.A. and their affiliates make available certain investment products sponsored, managed, distributed or provided by companies that are affiliates of Bank of America Corporation or in which Bank of America Corporation has a substantial economic interest, including BofATM Global Capital Management.

© 2011 Bank of America Corporation. All rights reserved.

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  Exhibit (a)(1)(I)